Exhibit 99.1

Arch Therapeutics Announces Favorable Preclinical Data from an
Independent Study of AC5 Surgical Hemostatic Device™ versus a
Popular Cellulose-based Hemostatic Agent

Data Shows Faster Time to Hemostasis for AC5TM versus Marketed Product

WELLESLEY, MA – March 25, 2015 -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of the AC5 Surgical Hemostatic Device™ (AC5TM) for use in controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, announced that an independent third party has obtained favorable data from a preclinical animal study that compared the hemostatic activity of AC5 with a popular and commercially available branded absorbable hemostatic agent.

In this study, full thickness penetrating wounds were surgically created in rat livers, which are highly vascularized parenchymal organs, and then either AC5TM or the alternative agent, which is an absorbable cellulose-based fabric product, was applied in order to stop the bleeding. The time required to stop bleeding, also called time to hemostasis (TTH), was measured.

The average TTH after application of AC5 was significantly less than 30 seconds, whereas the average TTH after application of the cellulose product was approximately four (4) times longer.

The study group intends to submit the data for publication, at which time additional details would be made publicly available. This animal trial was conducted as part of a series of planned studies comparing AC5 with currently marketed hemostatic products that are used in surgical procedures.

Terrence W. Norchi, MD, President and CEO of Arch Therapeutics, said, “AC5 has again performed favorably when compared to a popular hemostatic agent that works by a distinctly different mechanism of action. Importantly, this animal study indicated that AC5 stopped bleeding faster than the other hemostatic agent. Furthermore, data to date support that AC5 may be left in the body after the procedure is completed, whereas product instructions recommend that the tested cellulose-based product be removed from the body once bleeding has stopped. We continue to believe that AC5 may have superior qualities when compared to successful and commonly used hemostatic agents.”

AC5, which contains a self-assembling peptide comprising naturally occurring amino acids that are degraded in the body, aims to control bleeding and fluid loss in order to provide faster and safer surgical and interventional care. AC5 is advancing through development. Commercially available cellulose-based fabric hemostatic agents have been reported to increase the risk of adhesions, abscesses, swelling with resultant pressure on other structures, foreign body reactions, cytotoxicity and inflammation in surgical fields.

The research was led by Rudolf Urbanics, MD, PhD, and Domokos Csukas, DVM at Semmelweis University Faculty of Medicine in Budapest, Hungary within the Department of Surgical Research and Techniques. The research was sponsored by Arch. Also part of the research team was Dr. Rutledge Ellis-Behnke, Director of the Nanomedicine Translational Think Tank in the Department of Ophthalmology at the Medical Faculty Mannheim of the University of Heidelberg in Germany. Dr. Ellis-Behnke is also affiliated with three U.S. academic institutions, and he is an advisor to and co-founder of Arch.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device ™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,

Terrence W. Norchi, MD

Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

Or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com